	Exhibit 99(a)
HSBC Finance Corporation
Household Affinity Credit Card Master Note Trust I, Series 2003-1

Original Principal
Class A	451,750,000.00
Class B	30,000,000.00
Class C	18,250,000.00
Number of Bonds (000's)
Class A	451,750
Class B	30,000
Class C	18,250

		2004 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest Distributions		6,898,865.61

CLASS B
Class B Principal Distributions		0.00
Class B Interest Distributions		589,292.72

Class C
Class C Principal Distributions		0.00
Class C Interest Distributions		525,473.91